UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2026 (January 14, 2026)

STAAR Surgical Company

(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25510 Commercentre Drive Lake Forest, California		92630
(Address of principal executive offices)		(Zip Code)

626-303-7902

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	STAA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 14, 2026, STAAR Surgical Company (the “Company”) entered into a letter agreement (the “Cooperation Agreement”) with Broadwood Partners, L.P. (“Broadwood”).

Pursuant to the Cooperation Agreement, the Company has agreed to increase the size of the Board of Directors of the Company (the “Board”) from six to seven directors, accept the resignations of Stephen C. Farrell and Elizabeth Yeu, MD from the Board, and appoint each of Neal C. Bradsher, Richard T. LeBuhn and Christopher Min Fang Wang (each a “New Director”) to the Board. As described further below, Mr. Farrell is expected to remain the Company’s Chief Executive Officer until January 31, 2026 or such earlier date as is determined by the Board. Additionally, the Company has agreed that the Board will nominate each of the New Directors as a candidate for election as a director at the 2026 annual meeting of stockholders of the Company and that the size of the Board until the conclusion of the 2027 annual meeting of stockholders of the Company will not exceed seven directors. The Company has agreed to reimburse Broadwood, Yunqi Capital and Defender Capital for certain reasonable and documented out-of-pocket fees and expenses they have incurred.

Also pursuant to the Cooperation Agreement, Broadwood has agreed that, until June 18, 2026, Broadwood and its affiliates will not, and Broadwood will not encourage any other person to, request that the Company call a special meeting of Company stockholders for any reason.

The Cooperation Agreement further contains customary mutual non-disparagement and release provisions.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As discussed further below, on January 14, 2026, Elizabeth Yeu, MD resigned from the Board. Among other things, NASDAQ Listing Rule 5605 requires listed issuers such as the Company to maintain an audit committee consisting of no fewer than three independent directors. Dr. Yeu had been one of three independent directors on the Company’s Audit Committee at the time of her resignation, and therefore the Company does not presently comply with such requirement.

In accordance with the Listing Rules, the Company notified NASDAQ on January 14, 2026 of such noncompliance and the Company’s intention to use the cure period provided under Listing Rule 5605(c)(4)(B) to regain compliance with such audit committee membership requirements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2026, the Company announced that Stephen C. Farrell, the Company’s Chief Executive Officer and a member of the Board has agreed, at the Board’s request, to step down as a member of the Board, effective January 14, 2026, and that his service as Chief Executive Officer will terminate on January 31, 2026 or such earlier date as is determined by the Board. The Company also announced additional changes to the Board, as described further below.

In connection with the Company’s entry into the Cooperation Agreement with Broadwood, Mr. Farrell entered into a letter agreement with the Company, dated as of January 14, 2026 (the “Letter Agreement”), that provides for Mr. Farrell’s resignation from the Board, effective January 14, 2026, and his termination of employment as Chief Executive Officer and as an employee of the Company, effective on January 31, 2026 or such earlier date as is determined by the Board (the date of his actual termination of employment, “Separation Date”). Mr. Farrell’s termination of employment with the Company will be treated as a termination by the Company without cause for all purposes. Mr. Farrell has agreed to provide consulting services to the Company for one year following the Separation Date, for which Mr. Farrell will receive consulting fees of $45,000 per month. The Letter Agreement provides that, in accordance with Mr. Farrell’s Employment Agreement with the Company, dated as of February 26, 2025 (the “Employment Agreement”), Mr. Farrell will be eligible to receive certain Accrued Benefits and Severance Benefits (as each such term is defined in the Employment Agreement), including payment of the equivalent of eighteen (18) months of Mr. Farrell’s base salary and reimbursement of premiums for continued coverage under the Company’s insurance benefit plans for a period of eighteen (18) months following the Separation Date, in each case subject to the execution and nonrevocation by Mr. Farrell of a general release. Pursuant to the Letter Agreement, the Company also agreed that Mr. Farrell’s unvested Company restricted stock units and performance-based restricted stock units will continue to be earned, vest and be settled in accordance with their terms during the one-year consulting period, subject to Mr. Farrell’s execution and nonrevocation of a general release, except that (i) restricted stock units scheduled to vest in February 2026 will vest on the applicable vesting date and all other restricted stock units will be forfeited as of the Separation Date and (ii) performance-based restricted stock units may only become earned based on achievement of applicable performance goals measured through the quarter ending July 3, 2026 and the maximum number of performance-based restricted stock units that may be earned is 140,100.

Also effective on January 14, 2026, in connection with the Company’s entry into the Cooperation Agreement with Broadwood, (i) Dr. Yeu resigned as a member of the Board, (ii) the size of the Board was increased from six to seven directors and (iii) each of Messrs. Bradsher, LeBuhn and Wang were appointed as members of the Board to serve until the 2026 annual meeting of stockholders of the Company and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. Messrs. Bradsher, LeBuhn and Wang will receive the standard director compensation for a non-employee director, pro-rated for the remaining portion of the 2025-2026 term. Additionally, in connection with the appointment of Messrs. Bradsher, LeBuhn and Wang to the Board, the Company, on one hand, and Messrs. Bradsher, LeBuhn and Wang, on the other hand, are expected to enter into an indemnification agreement in substantially the same form that the Company has entered into with each of the Company’s existing directors. Except as described in Item 1.01, none of Messrs. Bradsher, LeBuhn or Wang has a direct or indirect material interest in any transaction that would be reportable under Item 404(a) of Regulation S-K.

Mr. Bradsher, 60, has been Founder and President of Broadwood Capital, Inc., a private investment firm, since 2002. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst. Mr. Bradsher was a director of Questcor Pharmaceuticals, Inc. (QCOR), from 2004 until Questcor was acquired by Mallinckrodt plc (MNK) in 2014. Mr. Bradsher brings to the Board experience in finance, management and corporate governance attained through his investments in other companies, including companies in the pharmaceutical, biotechnology, medical device, medical diagnostics, health care services and health care information systems sectors. He has worked with several health care companies to improve their management and governance, and has been a member of the board of directors of Lineage Cell Therapeutics, Inc. (f/k/a BioTime, Inc.), since July 2009. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., which is currently the Company’s largest stockholder.

Mr. LeBuhn, 60, has been Executive Vice President at Broadwood Capital, Inc., the investment manager of Broadwood Partners, L.P., since July 2017. From June 2006 through June 2017, Mr. LeBuhn was Senior Vice President at Broadwood Capital, Inc. Previously, Mr. LeBuhn was Principal of Broadfield Capital Management, LLC, a private investment firm, from 2005 to 2006, and Vice President of Derchin Management, a private investment firm, from July 2002 to May 2005. Earlier in his career, Mr. LeBuhn founded and was Managing Member of Triple Eight Capital, LLC, an investment analysis and financial advisory firm, was Managing Director of Craig Drill Capital, Inc., a private investment firm, and served as an operating business manager for Chubb and Son, Inc., the property and casualty insurance division of The Chubb Corporation. Mr. LeBuhn received a M.B.A. in Finance with Distinction from Columbia University Graduate School of Business in 1996. He received a B.A. in Economics from St. Lawrence University in 1988. Mr. LeBuhn served as a director of Comarco, Inc. until its dissolution in 2019 and as a director of Asterias Biotherapeutics, Inc. until its merger with BioTime, Inc. in 2019.

Mr. Wang, 54, is the founder of Yunqi Capital Limited (“Yunqi Capital”) and has served as its Chief Investment Officer and portfolio manager since it was established in 2018. Before founding Yunqi Capital, Mr. Wang was a senior investment professional and Co-Portfolio Manager at Owl Creek Asia (Hong Kong) from 2008 to 2017, and prior to that served as General Manager, Corporate Finance Department of China Merchants (Holdings) International Ltd. from 2004 to 2007. Mr. Wang received a B.B.A. in Business Finance from Simon Fraser University in 1994.

Item 8.01	Other Events.

On January 15, 2026, the Company issued a press release announcing the planned leadership changes and related matters discussed above. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Cooperation Agreement, dated as of January 14, 2026, between STAAR Surgical Company and Broadwood Partners, L.P.

99.1	Press Release, dated as of January 15, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR SURGICAL COMPANY

By:	/s/ Stephen C. Farrell
Name:	Stephen C. Farrell
Title:	Chief Executive Officer

Dated: January 15, 2026